Exhibit 99.1

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Media Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. Appoints ToniAnn Sanzone Chief Financial Officer

New York, NY - February 1, 2017 - W. P. Carey Inc. (NYSE: WPC), an internally-managed net lease real estate investment trust, announced today that ToniAnn Sanzone has been promoted to Chief Financial Officer. Ms. Sanzone has been serving as interim CFO of W. P. Carey Inc. since October 2016.

Mark J. DeCesaris, W. P. Carey’s Chief Executive Officer, said, “We are pleased to announce the promotion of Toni Sanzone to the role of Chief Financial Officer, in recognition of the technical expertise, leadership and commitment that she has demonstrated since joining W. P. Carey, as well as the outstanding job she has done as interim CFO.”
“After conducting a thorough search process of qualified external and internal candidates through Korn Ferry, it became clear that Toni’s strong financial, communications and collaborative capabilities, as well as her detailed knowledge of the company, made her the best candidate to assume the position full-time. This choice is also consistent with our policy of hiring candidates with strong potential and providing them the opportunity for professional growth and advancement, and we look forward to Toni’s continued contributions to W. P. Carey.”
Commenting on her appointment, Ms. Sanzone added, “I am honored to undertake the role of CFO and look forward to contributing to the company’s ongoing growth and success.”
Ms. Sanzone has been serving as interim CFO of W. P. Carey Inc. since October of 2016, having served as Chief Accounting Officer since 2015. Ms. Sanzone joined W. P. Carey in April 2013 as Global Corporate Controller, prior to which she served as the Corporate Controller at iStar Financial Inc., where she held various senior accounting positions from 2006 to 2013.
Ms. Sanzone is a Certified Public Accountant licensed in the states of New York and New Jersey. She graduated magna cum laude with a B.S. in Accounting from Long Island University, C.W. Post (now LIU Post).

About W. P. Carey Inc.
W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to suit financing solutions primarily for companies in the U.S. and Europe. At September 30, 2016, the Company had an enterprise value of approximately $11.0 billion. In addition to its owned portfolio of diversified real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $12.2 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com